Exhibit 99.1

April 09, 2007 12:44 PM Eastern Daylight Time

Ahern Rentals Completes Notes Exchange Offer

LAS VEGAS—(BUSINESS WIRE)—Ahern Rentals, Inc. today announced that it has completed its offer to exchange up to $90 million in registered Notes for previously issued unregistered Notes with similar terms and conditions.

The company said that on April 6, 2007, it completed its offer to exchange up to $90 million of 9-1/4% Second Priority Senior Secured Notes due in 2013, which have been registered under the Securities Act, for its outstanding unregistered 9-1/4% Second Priority Senior Secured Notes due in 2013.

The exchange offer expired at midnight, Eastern Time, on April 6, 2007. A total of $90 million (100%) of the Notes were validly tendered and accepted for exchange by Ahern Rentals.

The exchange offer was performed under the terms of a Registration Rights Agreement signed as part of a financing transaction completed in January 2007 and does not represent a new financing transaction.

This announcement is not an offer to exchange or a solicitation of an offer to exchange with respect to any of the unregistered Notes that remain outstanding.

Ahern Rentals is an equipment rental company with locations primarily in the southwestern United States. Through its network of equipment rental branches, Ahern rents a full range of equipment, sells its used rental equipment, new equipment, parts, supplies and related merchandise, and provides maintenance, repair and other services that supplement its rental activities. The types of equipment Ahern rents range from a fleet of high reach and earth engaging units to hand tools. For more information about Ahern Rentals, visit www.ahernrentals.com.

Contacts

Ahern Rentals Inc., Las Vegas
Howard Brown, 702-362-0623